CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO PORTIONS OF THIS EXHIBIT, AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN DELETED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OR RULE 406.

Agreement No.: ________

                         SUPPLIER PARTNERING AGREEMENT
                         -----------------------------

This agreement ("Agreement") is effective as of January 1, 2006 by and between the following parties:

     Pacesetter, Inc. (d/b/a St. Jude Medical CRMD), a St. Jude Medical Company, 15900 Valley View Court, Sylmar, California 91392-9221 ("Buyer"); and NVE Corporation, 11409 Valley View Road, Eden Prairie, MN 55344-3617 ("Seller").

INTRODUCTION

The parties desire to establish a stable relationship based on a continuous improvement process leading toward world class benchmarks in quality, cost, inventory levels, delivery, technology, and service.

Therefore, Seller and Buyer mutually agree to the following:

1. Term of Agreement. This Agreement begins on January 1, 2006 and will run for a period of two years.

2. Purchase orders. Seller will provide Buyer products upon the terms of purchase orders to be issued by Buyer's business units. The terms of Buyer's standard "Purchase Order Contract Terms And Conditions" (substantially in the form of attached Exhibit A) will accompany each purchase order and will apply to the order. If there is a conflict between those P.O. terms and conditions and this Agreement, then this Agreement will prevail. Payment terms are net 30.

3. Pricing. The firm, fixed prices for the products are shown in Attachment 1, except as stated in Section 6.2. Supplier will not charge
                                      **

4. Inventory. Seller will maintain a finished inventory for each product at the level indicated in Attachment 1. The level is a proportion of the estimated annual usage for the product and will be updated each quarter. If inventory drops below the indicated level at any time or is totally consumed by Buyer, Seller will promptly replenish inventory to the appropriate level as indicated in Attachment 1. Seller will keep Buyer informed of the inventory level and location of each product.

5. Quantity. Buyer will purchase no less than the inventory commitment of each product indicated in Attachment 1.

6. Quality / Improvements. Seller will maintain a quality system that includes the ability to measure and report on quality control and improvement processes. The quality system will include monitoring of on time delivery performance.

    6.1. Seller will start and/or maintain a continuous improvement strategy for product quality and service.

    6.2. Seller will have in place goals to improve performance for:
         * Quality to reduce Buyer's rejections of products to less than 5,000 PPM by the end of the first year of this Agreement. In the second year of this Agreement, the goal will be less than 3,000 PPM.

         * Delivery to be 100% on time (up to seven days early and zero days late).

         * **

    6.3. Seller will start and/or maintain a quality system or plan that meets the requirements of ISO-9000.

    6.4. Upon request, Seller will participate in early supplier involvement with Buyer for Buyer's new products.

    6.5. Seller will meet with Buyer on a regular basis to review programs, performance measurements, and barriers to progress. Seller and Buyer will mutually agree on taking actions to correct problems and eliminate barriers.

7. Communication. Seller and Buyer will conduct quarterly reviews to facilitate the purposes of this Agreement. Also, Buyer will inform Seller of Buyer's planned production rates for the products to help Seller in its planning. Until further notice, the key people who will be responsible for routine communications between Seller and Buyer are:

      For Seller:  Jay L. Brown
      For Buyer:   Orlando Love, Materials Department

8. Buyer's drawings and designs. Seller may use Seller's drawings for reference or its internal use. However, only Buyer's drawings will ultimately control the configuration and acceptance of products. Modifications must be acceptable to Seller and will be implemented pursuant to a mutually agreed upon schedule. Seller will never make or sell any products, derived in any way from Buyer's drawings or designs, for anyone other than Buyer.

9. Confidential information. Seller will keep proprietary information and technology that Buyer discloses to Seller in strict secrecy and confidence. Seller will not disclose it to third parties. Seller will not use it for Seller's own benefit other than for performing Seller's duties under this Agreement. Seller will ensure that Seller's employees sign agreements requiring them to keep confidential the information they learned about Buyer in their positions with Seller. These agreements will require them to keep confidential Buyer's proprietary information about the products. Seller will not supply proprietary information or materials relating to products to any other person or entity without Buyer's prior written approval, except to the FDA and similar regulatory agencies.

    9.1. Seller will be excused from its confidential information duties to the extent that any of the information: (i) was already in the public domain when Buyer disclosed it to Seller; (ii) enters the public domain through no fault of Seller; (iii) was in Seller's possession before Buyer disclosed it to Seller and Seller did not receive it from Buyer or a third party who was obligated to Buyer to keep it confidential; (iv) was


NVE-SPA                                2
    later received by Seller from a third party who was not obligated to Buyer to keep it confidential; or (v) Seller discloses pursuant to a judicial requirement, so long as Seller notifies Buyer immediately when Seller learns of the judicial action.

    9.2. Seller's confidential information duties will end four years from the date Buyer discloses the information to Seller or from when this Agreement terminates (whichever is later).

    9.3. If this Agreement terminates, Seller will destroy or return to Buyer any samples, sketches, or other proprietary material Buyer provided to Seller, except for what is necessary for Seller to provide continuing customer support.

10.  Other Provisions
    10.1. Relationship of the parties. There is no principal-agent relationship between the parties. Neither party will have any authority to contract, bind, or act on behalf of the other, and neither party will try to do so.

    10.2. Buyer-furnished equipment, materials, and documentation. Equipment, materials or documentation as outlined in the respective purchase orders, or as otherwise documented, will be provided by Buyer to Seller only for use in the performance of this agreement. Any Buyer-furnished equipment, material, or documentation will be fit for its intended purpose and delivered to Seller in a timely manner. Buyer will be responsible for schedule delay, reasonable inventory carrying charges and allocated equipment downtime charges associated with late or non-delivery of Buyer-furnished items. Documentation, including, but not limited to, bills of material, drawings, artwork, program code, CAD and Gerber data will be current and complete. Seller will be responsible for reasonable diligence and care in the use and protection of any Buyer-furnished equipment, but will not be liable for repair or replacement due to normal failure or wear and tear or maintenance costs unless agreed to in writing by Seller.

    10.3. Non-exclusive. This agreement is non-exclusive between the parties. Buyer specifically retains the right to acquire similar products from third parties, and to design and manufacture similar products on its own or through third parties.

    10.4. Separability and waiver. If any part of this Agreement is not legally enforceable, only that part will be disregarded and the rest will stay in effect. If a party waives a particular term or condition, it will be for one time only, it will not change the Agreement, and the same term or condition can be enforced again later.

    10.5. Entire agreement; changes. This Agreement contains the entire understanding of the parties regarding this subject and replaces all previous agreements, except the Indemnification Agreement by and between Buyer and Seller first dated September 23, 2005, which remains in full force and effect, and which is made part of and incorporated by reference into this Agreement. There are no written or oral agreements, understandings, or representations apart from this Agreement. This Agreement cannot be changed in any way except by a written document that both parties sign. No inference will be drawn from any difference between this Agreement and any prior negotiations, letters of intent, or drafts of this Agreement.


NVE-SPA                                3

    10.6. Notices. Notices under this Agreement must be in writing. A party can send notice by U.S. certified or express mail, by express courier service (e.g., Federal Express), or by telephone fax to the other party, addressed as follows:

                  To Buyer at:
                  Orlando Love
                  Materials Department
                  St. Jude Medical Cardiac Rhythm Management Division 15900 Valley View Court
                  Sylmar, California 91392-9221

                  To Seller at:
                  Daniel A. Baker
                  President & CEO
                  NVE Corporation
                  11409 Valley View Road
                  Eden Prairie, MN  55344-3617

            or to whatever other address a receiving party may specify from time to time. The parties will consider that notice is given at the end of two business days after it is faxed, and/or five business days from the date it is deposited postage prepaid in the mail or given to an express courier service. A written receipt will be proof of delivery if it is signed by an authorized representative of the receiving party at the address above.

    10.7. Law. California law will govern this Agreement and its interpretation, as well as the rights and duties of the parties.

IN WITNESS OF THIS AGREEMENT, the parties have signed below by their authorized officers:

PACESETTER, INC.                          NVE Corporation

By:  /s/Orlando Love                      By:  /s/Daniel A. Baker
   ----------------------------------        ----------------------------------
        Orlando Love                              Daniel A. Baker

Title:  Sr. Commodity Manager             Title:  President & CEO
      -------------------------------           -------------------------------

Date:   1-3-06                            Date:   1/3/06
     --------------------------------          --------------------------------



NVE-SPA                                4

                                  Attachment 1
Commodity Manager:
Planning Manager:
Sr. Planner/Buyer:

                                NVE CORPORATION

                                                     % Inventory    12 Mo. Purchase   Unit Price
    P/N      Rev.   Description   Vendor Inventory   Requirements       Forecast        (2006)
------------------------------------------------------------------------------------------------
1071000-001         GMR Sensor    **                 **                 **              **


Note:
Revision level determined by individual Purchase Orders.

The "Inventory Requirement" can be processed to completion and shipped within 30 calendar days.

Seller inventories will be replenished within a period of 120 calendar days.

Seller's obligation to maintain inventory is limited to the level reflected in "Inventory Requirement" column.

Upon receipt of Attachment 1 quarterly update, Supplier will report inventory quantity in "Current Supplier Inventory" column.

Buyer agrees to purchase any remaining inventory (up to 35%) from vendor if part should obsolete.



/s/Daniel A. Baker  1/3/06
--------------------------------------------
(Sign, date and return to Commodity Manager)



                                                                       1/3/2006